EX-99.77J REVALUATN

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended June 30, 2014, Davidson Small/Mid Equity Fund made the following permanent tax adjustments on the statements of assets and liabilities:

                             Undistributed                                  Accumulated Net
                 Net Investment Income/(Loss)                Realized Gain/(Loss)
                               $33,727                                                $(33,727)

The reclassifications have no effect on net assets or net asset value per share.